Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham Chief Financial Officer Shiloh Industries, Inc. (216) 265-6656

SHILOH INDUSTRIES REPORTS FOURTH QUARTER

AND FISCAL 2003 RESULTS

CLEVELAND, OH, January 7, 2004 – Shiloh Industries, Inc. (Nasdaq:SHLO) today announced results for the fourth quarter and fiscal year ended October 31, 2003.

For the fourth quarter ended October 31, 2003, the Company reported sales of $153.7 million compared to $173.3 million for the fourth quarter of fiscal 2002, a decrease of $19.6 million, or 11.3%. Net income for the fourth quarter of fiscal 2003 was $3.3 million, or $0.21 per share, basic and $0.20 per share, diluted, compared to a net loss of $(18.9) million, or $(1.28) per share, both basic and diluted, a year ago. The prior year fourth quarter period includes charges of $(16.0) million, or $(1.07) per share, related to the bankruptcy of an entity in which the Company has an equity investment and $(3.1) million, or $(0.21) per share for curtailment charges related to the Company’s defined employee benefit plans.

Sales for the fiscal year ended October 31, 2003 were $584.3 million, a decrease of $41.3 million, or 6.6% from sales of fiscal 2002. Net income for fiscal 2003 was $3.6 million, or $0.22 per share, after including an after tax goodwill impairment charge of $(2.0) million, or $(0.13) per share, recorded in the first quarter of fiscal 2003 associated with an accounting change. For fiscal 2002, the Company reported a net loss of $(26.8) million, or $(1.81) per share.

For the Company’s fourth quarter and full fiscal year periods, the sales reductions were partially due to reduced automobile and light truck production and customer insourcing and balancing-out of old programs in engineered products. These factors accounted for approximately $9.1 million of the sales reduction for the fourth quarter and $26.0 million of the sales reduction for the fiscal year. The balance of the fourth quarter and year-over-year sales decline was due to reduced tooling sales and the sales of business units that were closed in fiscal 2002 ($10.5 million for the fourth quarter and $15.3 million for the fiscal year). The Company has reduced tooling sales and closed business units, primarily tool and die businesses, recognizing that these activities would not contribute to the Company’s future.

Operating income for the fourth quarter of fiscal 2003 was $8.6 million compared to a loss of $(9.4) million in the prior year quarter, which included a $(9.8) million asset impairment charge. For fiscal 2003, operating income was $21.3 million compared to fiscal 2002’s operating loss of $(6.9) million. Operating results of the fourth quarter and fiscal 2003 continued the trend of improvements resulting from operating efficiencies in quality and productivity, cost reductions and closure of certain facilities.

Liquidity

At October 31, 2003, the Company’s borrowings under its revolving credit facility were reduced to $148.6 million. Although the revolving credit facility matures on April 30, 2004, the Company has a commitment from a group of lenders for a new $185.0 million revolving credit facility. The Company expects to finalize the terms of this new facility in the first quarter of fiscal 2004. Emphasis on working capital management and spending controls combined with improved profitability have generated funds that were used to reduce these obligations from their peak level of $287.7 million at January 31, 2002. For the Company’s fourth quarter and full fiscal year periods, interest expense decreased by $1.2 million and $5.4 million, respectively as compared to the same periods in the prior fiscal year.

In commenting on the fourth quarter and fiscal 2003, President and CEO, Theodore K. Zampetis stated, “Shiloh has adhered to its sustainable business model and delivered steadily improving operating results period to period in the last six quarters as compared to the previous year’s quarterly operating results.

Operating income for the fourth quarter and fiscal 2003 has increased year over year on reduced sales with emphasis on quality, productivity, waste control and spending practices, while investing prudently in process characterization-process optimization activities consistent with our business strategy. Shiloh’s positive cash flow has generated funds to reduce debt from its peak levels of January 2002 and has enabled the Company to obtain the commitment of a new lending group for a new credit facility with terms that will contribute to our future success.”

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 11 operating locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,450.

A conference call to discuss fourth quarter and year-end fiscal 2003 results will be held on Wednesday, January 7, 2004, at 11:00 a.m. (ET). To listen to the conference call, dial (800) 374-0915 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Wednesday, January 7, 2004, through 5:00 p.m. (ET), Tuesday, January 13, 2004. To access the replay, call (800) 642-1687 and enter conference code 4769699.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of

1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to negotiate and enter into the definitive documentation of a new revolving credit facility, whether on acceptable terms or at all; the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence of the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of steel, the Company’s primary raw material, or decreases in the price of scrap steel; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

(Condensed Consolidated Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share)

	Three months ended October 31,		Year ended October 31,
	2003	2002	2003	2002
Revenues	$153,742	$173,344	$584,298	$625,577
Cost of sales	138,150	160,486	526,780	579,223

Gross profit	15,592	12,858	57,518	46,354
Selling, general and administrative expenses	7,034	12,678	36,173	43,806
Asset impairment charge	—	9,846	—	8,561
Restructuring (recovery) charge	—	(222)	—	884

Operating income (loss)	8,558	(9,444)	21,345	(6,897)
Interest expense	2,548	3,752	11,792	17,237
Interest income	7	44	128	115
Other (expense) income, net	(463)	36	(207)	272

Income (loss) before equity in net losses of affiliated company, income taxes and cumulative effect of accounting change	5,554	(13,116)	9,474	(23,747)
Equity in net losses of affiliated company	—	(11,789)	—	(12,468)

Income (loss) before income taxes and cumulative effect of accounting change	5,554	(24,905)	9,474	(36,215)
Provision (benefit) for income taxes	2,251	(5,986)	3,898	(9,459)

Income (loss) before cumulative effect of accounting change	3,303	(18,919)	5,576	(26,756)
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	(1,963)	—

Net income (loss)	$3,303	$(18,919)	$3,613	$(26,756)

Earnings (loss) per share:
Basic earnings (loss) per share before cumulative effect of accounting change	$0.21	$(1.28)	$0.35	$(1.81)
Cumulative effect of accounting change	—	—	(0.13)	—

Basic earnings (loss) per share	$0.21	$(1.28)	$0.22	$(1.81)

Basic weighted average number of common shares	15,386	14,974	15,246	14,887

Diluted earnings (loss) per share before cumulative effect of accounting change	$0.20	$(1.28)	$0.35	$(1.81)
Cumulative effect of accounting change	—	—	(0.13)	—

Diluted earnings (loss) per share	$0.20	$(1.28)	$0.22	$(1.81)

Diluted weighted average number of common shares	15,823	14,974	15,482	14,887